"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  June 30, 2004"

Name of Fund:		GAM Europe Fund
Name of Security:		Wincor Nixdorf AG

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering " or eligible 144A?

Time of Acquisition
-  Date First Offered		5/19/04
-  Date of Fund's subscription		5/19/04


Reasonableness of Spread
-  Offering Price Per Unit		EUR 41
-  Amount of Spread:  Gross Spread
                                   Selling Concession
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes

Amount Purchased by Fund
-  Total Units Offered		" 7,980,000 "
-  Purchase Price per Unit		EUR 41
-  Total Units Purchased		" 9,765 "
-  Total Purchase Price		EUR 41
-  Percentage of Offering Purchased		0.12%
-  Any Shares Purchased by Other Funds		"CPE 11,368; SCEP 5,258; "
		"PIKE 36,054; ESHI 37,555"
   in family?

From Whom Purchased
-  Selling Dealer(s)		Deutsche Securities
-  Syndicate Manager(s)		Goldman Sachs/Deutsche Bank